Exhibit 5.2

RACHEL HAN

Partner, Co-Head Asia Capital Markets

T: (852) 2105 0230

E: han.rachel@dorsey.com

July 17, 2026

To:

AIOS Tech Inc.
Room 407, Tower 2, Harbour Centre,

8 Hok Cheung Street, Hunghom,

Kowloon, Hong Kong

Dear Sir/Madam,

Legal opinion in respect of AIOS Tech Inc.’s Registration Statement on Form F-3 dated on 17 July, 2026 and filed with the United States Securities and Exchange Commission under the United States Securities Acts of 1933, as amended (the “Act”) (the “Registration Statement”) relating to (i) the resale, from time to time, by the selling shareholders identified in the Registration Statement, of up to 3,000,000 Class A common shares, par value US$0.20 per share (“Class A Common Shares”), issued in a private placement completed on March 6, 2026, and up to 6,000,000 Class A Common Shares issuable upon exercise of warrants issued in such private placement, and (ii) the potential offering, issuance, and sale from time to time of AIOS Tech Inc.’s Class A Common Shares, warrants, rights and units of up to US$300,000,000 in one or more offerings (the “Proposed Transaction”).

1.	SUBJECT MATTER

1.1	Background

We have acted as Hong Kong legal advisers to AIOS Tech Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with the Proposed Transaction, on which we have been asked to provide you with our opinion (set out exclusively in this letter) in connection with its subsidiary, YD Network Technology Company Limited (雲頂互聯網科技有限公司), a company incorporated in Hong Kong (business registration number 76312485) (“YD Network”) (the “Hong Kong Subsidiary”).

This opinion is limited to the laws of Hong Kong in force as of the date hereof as currently applied by the Hong Kong courts and is given on the basis that they will be governed by and construed in accordance with Hong Kong law. We express no opinion as to the laws of any other jurisdiction or as to factual matters. We have assumed that there is nothing in the laws of any other jurisdiction which affects the opinions in this opinion letter, and we have made no investigation of, and express no opinion in relation to, the laws of any other jurisdiction for the purposes of this letter. In this letter, a reference to “laws” or “law” is a reference to the common law, principles of equity and laws and regulations constituted or evidenced by documents available to the public generally.

In giving the opinion below, we have examined only the Registration Statement, documents, searches and enquiries included in Appendix 1 which we have not independently verified and no other documents. The opinion is subject to the qualifications and reservations set out in Appendix 2 Assumptions and Appendix 3 Qualification or elsewhere herein.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

2.	DEFINITIONS

2.1	Certain expressions. References in this opinion to:

(a)	“any other jurisdiction” or “another jurisdiction” means a jurisdiction other than Hong Kong.

(b)	“Documents Examined” means the documents set out in paragraph 1 of Appendix 1 (Documents, Searches and Enquiries);

(c)	“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

(d)	“insolvency proceedings” include a winding-up, the appointment of a provisional liquidator, an administration (whether appointed by the court or out of court), a voluntary arrangement, a moratorium, and a scheme of arrangement, including any form of territorial, secondary or ancillary insolvency proceeding; also any form of receivership, whether the receiver is appointed by the court or otherwise; and any proceedings or procedure under the laws of a country other than Hong Kong which is comparable to any of the foregoing; and

(e)	“Searches” means the searches and enquiries as set out in paragraph 2 of Appendix 1 (Documents, Searches and Enquiries).

2.2	Headings

In this opinion letter, the headings are for ease of reference only and shall not affect the meaning.

2.3	Appendices

The attached Appendices (1-3) form an integral part of this opinion.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

3.	SCOPE OF OPINION

3.1	Structure and basis of opinion

(a)	The opinions in paragraph 4 (Opinion) are given expressly:

(i)	on the basis of, and in reliance on, the Documents Examined and Searches referred to in Appendix 1 (Documents, Searches and Enquiries) and the assumptions set out in Appendix 2 (Assumptions); and

(ii)	subject to the qualifications set out in Appendix 3 (Qualifications).

(b)	This opinion letter is not to be read as implying an opinion on any matter not covered by its express terms.

3.2	Hong Kong law only

This opinion is confined to matters of Hong Kong law in force on the date of this opinion as currently applied and interpreted by the courts of Hong Kong; and we assume no responsibility to update or supplement this opinion to reflect any developments or changes of law which may occur after the date of this opinion. We express no opinion about the law of any other jurisdiction.

3.3	No updating

We assume no responsibility to update this opinion letter to take account of changes in law taking place after its date of issue.

3.4	Fact

No opinion is expressed on matters of fact, commercial matters or intention of the parties.

3.5	Express scope

The opinions as to matters in connection with the Hong Kong Subsidiary are limited to the matters specified herein. In particular, this opinion letter does not extend to any contract or asset or otherwise relevant to the Hong Kong Subsidiary or in respect of any transaction, or any related documentation, entered into by the Hong Kong Subsidiary.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

4.	OPINION

4.1	Corporate matters of the Hong Kong Subsidiary

Based on the Documents Examined and the Searches as set out in Appendix 1, certain corporate matters of the Hong Kong Subsidiary as of the date hereof are set out as below:

(a)	YD Network

(i)	YD Network is duly incorporated as a limited company on March 14, 2024.

(ii)	the sole director of YD Network is Xu Waihua (徐外花).

(iii)	the sole shareholder of YD Network is AIOS Tech Inc.

Shareholder	Number of share(s)
AIOS Tech Inc.	10,000

4.2	Due incorporation of the Hong Kong Subsidiary

The Documents Examined and the Searches as set out in Appendix 1 do not reveal that the Hong Kong Subsidiary is in liquidation, administration, receivership or administrative receivership or that a winding up or administration petition has been presented against it.

4.3	Licence and permit of the Hong Kong Subsidiary

YD Network has obtained the following business registration certificate for its business carried out in Hong Kong. Details of the current business registration certificate are as follows:

Name of business/corporation	Address	Business registration number	Effective period
YD Network Technology Company Limited (雲頂互聯網科技有限公司)	RM502C, 5/F, Ho King Comm Ctr, 2-16 FaYuen St, Mongkok, Kowloon, Hong Kong	76312485	March 14, 2026 to March 13, 2027

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

Based on the letter of confirmation dated May 28, 2026 from the board of directors of the Hong Kong Subsidiary, the operation of the business is not regulated or governed by any governmental authority in Hong Kong, save for the business registration in accordance with the Business Registration Ordinance (Chapter 310 of the laws of Hong Kong), with which the Hong Kong Subsidiary has duly complied. The Hong Kong Subsidiary is not required to obtain any other licence or permit from the Hong Kong authorities for its existing business or business operation in Hong Kong as of the date hereof.

4.4	Enforceability of civil liability

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of U.S. courts of predicated upon civil liabilities based solely upon the federal securities laws of the United States or the securities laws of any state or territory within the United States. A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if: (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

4.5	Offering documents

Based solely upon the disclosures contained in the Registration Statement and the qualifications, assumptions and limitations set forth herein, and subject to any matters not disclosed to us, and having regard to such considerations of the laws of Hong Kong in force as of the date of this letter as we consider relevant, we are of the view that the description of Hong Kong laws, if any, set forth in the Registration Statement, in the resale prospectus (as defined in the Registration Statement) under the captions “Prospectus Summary,” “Enforceability of Civil Liability,” and “Legal Matters” and in the universal shelf prospectus (as defined in the Registration Statement) under the captions “Prospectus Summary,” “Risk Factors,” “Enforceability of Civil Liability,” and “Legal Matters,” in each case insofar as such statements purport to summarize Hong Kong laws, correctly and fairly summarizes in all material respects the matters referred to therein. Nothing has been omitted from such description which would render the same misleading in any material respect.

This opinion is given in respect of the laws of Hong Kong which are in force, and is based upon facts and circumstances in existence at 8 a.m. Hong Kong time on July 17, 2026. We assume no obligation to update this opinion for any changes in the laws of Hong Kong or other events or circumstances that occur after 8 a.m. Hong Kong time on July 17, 2026.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

5.	DISCLOSURE, RELIANCE AND APPLICABLE LAW

5.1	Disclosure and reliance

(a)	The opinions set out in this letter are given solely in relation to the filing of Registration Statement and are solely for the information of the persons to whom this letter is addressed, and may not be relied upon for any other purpose or by any other person without our prior written consent. Without our prior written consent, this opinion may not be:

(i)	disclosed to any person apart from:

(A)	any professional advisers, officers, directors, employees and auditors; or

(B)	such disclosure to the extent as may be required by applicable law or regulation or any judicial or arbitration proceeding binding on an addressee,

(ii)	relied on by you for any other purposes;

(iii)	relied on by any other person for any purpose.

(b)	In connection with the above opinion, we hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference of our name in the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Act, or the regulations promulgated thereunder.

5.2	Applicable law

Hong Kong law shall apply to our responsibilities with regard to this opinion and to all issues arising out of those responsibilities.

Yours faithfully,

/s/ Dorsey & Whitney
Dorsey & Whitney

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

APPENDIX 1

DOCUMENTS, SEARCHES AND ENQUIRIES

1	Documents examined

We have examined a copy of each of the following documents:

YD Network Technology Company Limited (雲頂互聯網科技有限公司) (“YD Network”)

No.	Document	Date of Document
1.	Certificate of incorporation	March 14, 2024 (filing date)
2.	Form NNC1/FNNC1 - Incorporation Form (Company Limited by Shares)	March 14, 2024 (filing date)
3.	Articles of Association	March 14, 2024 (filing date)
4.	Form NR1/FNR1 - Notice of Change of Address of Registered Office	February 20, 2025, June 20, 2025 & March 16, 2026 (filing date)
5.	Form ND2B/FND2B - Notice of Change in Particulars of Company Secretary and Director	March 14, 2025 & June 20, 2025 (filing date)
6.	Form NAR1/FNAR1 - Annual Return	March 14, 2025 & March 16, 2026 (filing date)
7.	Form AD - Rectification of Typographical or Clerical Error in Registered Document (this Form AD amends Form NAR1 for 2026)	April 24, 2026 (filing date)
8.	Business registration certificate	March 23, 2026 (filing date)
9.	Register of Members	undated
10.	A letter of confirmation from the board of directors of the Hong Kong Subsidiary	May 28, 2026

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

2	Searches and enquiries

(a)	On July 13 and 14, 2026, we carried out the following searches:

(i)	The online searches conducted on July 14, 2026, at the Official Receiver’s Office in Hong Kong in respect of the Hong Kong Subsidiary (under both its English and Chinese names), revealed no outstanding winding-up petition presented against, or winding-up order made against, the Hong Kong Subsidiary in Hong Kong.

(ii)	The online searches conducted on July 14, 2026, at the Companies Registry in Hong Kong in respect of the Hong Kong Subsidiary revealed no notice of appointment of a receiver or liquidator of the Hong Kong Subsidiary in Hong Kong.

(iii)	The searches conducted by TOLFIN On-line Financial Ltd. against the Hong Kong Subsidiary revealed no records in the following Courts of Hong Kong as of July 13, 2026[1]:

●	Court of Final Appeal

●	High Court (including Court of Appeal, Court of First Instance (Civil Matters), Court of First Instance (Criminal and Appeal Cases) and Court of First Instance (Probate Matters))

●	District Court

●	Small Claims Tribunal

●	Magistrates’ Courts

●	Labour Tribunal

●	Lands Tribunal

●	Coroner’s Court

●	Competition Tribunal

●	Obscene Articles Tribunal

[1]	For the avoidance of doubt, this search results are subject to the scope of data as stated in the search report issued by TOLFIN On-line Financial Ltd., as the relevant period of coverage varies depending on the specific court, tribunal and type of action.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

APPENDIX 2

ASSUMPTIONS

1	Basis

We have made the assumptions set out below without investigation.

2	Genuineness and authenticity

The genuineness of all signatures and seals (where applicable) on, and the authenticity and (except in the case of a document which is expressly stated to be an extract) the completeness of, all documents or copy documents submitted to us.

3	Conformity

The conformity to original documents of all documents submitted to us as copies.

4	Searches and enquiries

That the information provided to us pursuant to the Searches was complete, accurate and up-to-date at the time of the relevant search or enquiry, and did not fail to disclose any material information which had been delivered for filing or registration but was not disclosed, or, as the case may be, did not appear on the public files or relevant registers at the time of such Searches, and since that time there have been no changes affecting the results of such Searches. It should be noted, however, that such Searches are not capable of revealing definitively whether or not a winding-up or bankruptcy petition, as the case may be, has been presented or an administration or similar insolvency proceeding commenced. Notice of a winding-up or bankruptcy petition, a winding-up or bankruptcy order (as the case may be) or resolution, or a notice of appointment of a receiver (or similar insolvency representative) may not be filed at the Companies Registry of Hong Kong or the Official Receiver’s Office of Hong Kong immediately and there may be a delay in the relevant notice appearing on the file of the company concerned. In addition, certain types of proceedings such as (but without limitation) applications for injunctive relief may be commenced without filings being recorded and any action commenced in the District Court of Hong Kong or before any tribunal in Hong Kong is not recorded in the records of the High Court of Hong Kong.

5	Due authorization

That the persons who signed the Documents Examined were duly authorized by the relevant party and there has been no revocation of such authorization; that each Document Examined has been properly signed or properly executed (including, where applicable, sealed with the correct seal) and delivered by or on behalf of each party in accordance with the laws of its jurisdiction of organization or incorporation.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

6	Accuracy of information

The accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company and the Hong Kong Subsidiary and/or their respective representatives are true, accurate and complete, to our best belief. All factual statements in the Documents Examined are true and accurate as of the date of this opinion save as expressly stated herein. That no person has engaged in, or is or will be engaging in, misleading or deceptive or unconscionable conduct or be seeking to conduct any relevant transaction or any associated activity in a manner which might render this opinion or any transaction or associated activity untrue or incorrect.

7	Completeness

That all facts, documents and information relating to the Hong Kong Subsidiary or otherwise which may affect this opinion have been provided to us and that no physical inspection or interview has been conducted with the directors, shareholders or officers of the Hong Kong Subsidiary to determine the factual statements in any of the Documents Examined.

8	Other laws etc.

That the laws of any other jurisdiction which may apply with respect to the transactions and matters contemplated in the Proposed Transaction will not affect any of the conclusions stated in this opinion letter.

9	No Hong Kong insolvency proceedings

That there are no insolvency proceedings in Hong Kong in respect of the Hong Kong Subsidiary, and no step has been taken with a view to insolvency proceedings, which has not been disclosed in the Searches (it being possible for action in relation to, or by way of, insolvency proceedings to have been taken which do not yet appear on the applicable registers or which are not required to be filed on the registers we have searched).

10	No foreign insolvency proceedings

That the Hong Kong Subsidiary is not the subject of any insolvency proceedings in any other jurisdiction; and that no step has been taken with a view to the commencement or opening of any insolvency proceedings in relation to the Hong Kong Subsidiary in any other jurisdiction.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

APPENDIX 3

QUALIFICATIONS

1	Reunification of Hong Kong with the PRC

(a)	On July 1, 1997, Hong Kong became the Hong Kong Special Administrative Region (the “HKSAR”) of the People’s Republic of China. Under the Basic Law of the HKSAR (the “Basic Law”), the laws of Hong Kong in force at June 30, 1997 (i.e. the common law, rules of equity, ordinances, subordinate legislation and customary law) shall be maintained unless it contravenes the Basic Law or is amended by the legislature of the HKSAR. Under the Basic Law, the laws of Hong Kong in force at June 30, 1997 shall be adopted as laws of the HKSAR unless they are declared by the Standing Committee of the National People’s Congress of the People’s Republic of China (the “Standing Committee”) to be in contravention of the Basic Law or subsequently discovered to be in contravention of the Basic Law whereupon they shall be amended or cease to have force in accordance with the procedure prescribed by the Basic Law.

(b)	On February 23, 1997, the Standing Committee decided that “the laws previously in force in Hong Kong, which include the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR” and further that certain ordinances and subsidiary legislation in the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Cap. 88 of the Laws of Hong Kong) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving the opinions in this opinion letter that the effect of the Standing Committee’s decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on June 30, 1997 continue to apply, subject to their subsequent independent development which will depend primarily with the courts of the HKSAR which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases, which assumption is in our view supported by the judgment of the Court of Appeal of the High Court in HKSAR v Ma Wai Kwan David and Others [1997] 2 HKC 315.

2	No opinion as regards immunity

We express no opinion as to (i) whether any party is entitled to immunity (of whatever type) from suit or in respect of its assets; or (ii) the effectiveness of any waiver of immunity by it or whether any such waiver will bind its successors (whether de facto or de jure).

3	Equitable principles

We express no opinion as to enforceability of any document, which may be limited by general principles of equity or public policy from time to time.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

4	Jurisdictional issues

As regards jurisdiction, a Hong Kong court may stay any proceedings brought before a Hong Kong court if concurrent proceedings are being brought in another jurisdiction. A Hong Kong court may (and in certain circumstances must) decline jurisdiction over matters arising under the Proposed Transaction if (i) the matter is subject of proceedings or a judgment in a foreign court or (ii) the court determines that the matter may more conveniently be determined in a foreign court. Where the transactions contemplated under the Proposed Transaction are to be performed in jurisdictions outside Hong Kong, they may not be enforceable under Hong Kong laws, notwithstanding the choice of Hong Kong laws as the proper law of the contract, if and to the extent that such performance would be illegal or contrary to public policy under the laws of such jurisdiction.

5	Illegality

Hong Kong courts will not enforce obligations to be performed in another jurisdiction to the extent that such performance would be illegal or contrary to principles of public policy under the laws of that jurisdiction.

6	Insolvency

The validity or enforceability of an obligation or any interest may be discharged or otherwise adversely affected by laws applicable in insolvency proceedings or by other laws affecting creditors’ rights generally. Insolvency laws typically provide that, in certain circumstances, transactions previously entered into by a company which is the subject of insolvency proceedings may be set aside and that a liquidator or office-holder may reclaim sums previously paid by the company or assets previously transferred by it. We also draw attention to the power of a liquidator to disclaim any unprofitable contract or other onerous property. A liquidator does not require the permission of a court to exercise this power.

7	Time bars

Claims may become time-barred under the Limitation Ordinance (Cap. 347 of the Laws of Hong Kong).

8	Laws of Hong Kong and their application

(a)	The laws of Hong Kong referred herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong

AIOS Tech Inc.

(b)	This opinion letter is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and application statutes of limitation; (ii) any circumstances in connection with formation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intention with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and (iv) the direction of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong.

(c)	We express no opinion on the availability of any tax benefits (in the sense of the avoidance or postponement of a liability to pay, or a reduction in the amount of, any tax imposed by the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) in Hong Kong in connection with the documents, searches and enquiries listed in Appendix 1 or on the ability of the revenue authorities to exercise the powers contained in either or both of sections 61 and 61A of the Inland Revenue Ordinance.

9	Reliance on letter of confirmation, Documents Examined and Searches

(a)	We may rely, as to matters of facts (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of a director(s) of the Company and the Hong Kong Subsidiary, relevant governmental and regulatory authorities, and public searches conducted in Hong Kong, and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation, the internal records of the Company and the Hong Kong Subsidiary.

(b)	This opinion letter is confined to the documents, searches and enquiries listed in Appendix 1 and no legal due diligence is performed on the Company and/or the Hong Kong Subsidiary except those explicitly stated herein. We have not undertaken any independent investigation to determine the existence or accuracy of any fact, and no inference as to our knowledge of the existence or accuracy of any fact should be drawn.

(c)	The Searches may not be complete and up-to-date because notice of those matters might not be filed with the Hong Kong governmental authority or the court immediately or at all and, when filed, might not have been entered on the record available for public inspection immediately. Insofar as the Searches are conducted and made available to us by a service provider and we do not guarantee the accuracy and completeness of the Searches.

Dorsey & Whitney is a Hong Kong Law Firm affiliated with Dorsey & Whitney LLP (USA)

Principals: Simon Chan | Steven C. Nelson* | Janet Wong | Lilian Shi | Rachel Han

Room 2802 | Alexandra House | 18 Chater Road | Hong Kong | T 852.2526.5000 | F 852.2524.3000 | dorsey.com

*Not ordinarily resident in Hong Kong